Amendment No. 3 to

Transfer Agency and Service Agreement

This Amendment No. 3 (“Amendment”) dated as of December 3, 2012, hereby amends the Transfer Agency and Service Agreement dated January 1, 2002 (the “Agreement”), by and among each Invesco Van Kampen Closed End Fund, severally and not jointly set forth in Appendix A thereto (collectively, the “Company”), and Computershare Inc., and its fully owned subsidiary Computershare Trust Company, N.A., (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).

WHEREAS, the parties agree to amend the Agreement to (i) remove Invesco Van Kampen Trust for Investment Grade New Jersey Municipals, Invesco Van Kampen Massachusetts Value Municipal Income Trust, Invesco Van Kampen Ohio Quality Municipal Trust, Invesco Van Kampen Select Sector Municipal Trust and Invesco Van Kampen Trust for Value Municipals; and (ii) change the name of Invesco Van Kampen Advantage Municipal Income Trust II to Invesco Advantage Municipal Income Trust II, Invesco Van Kampen Bond Fund to Invesco Bond Fund, Invesco Van Kampen California Value Municipal Income Trust to Invesco California Value Municipal Income Trust, Invesco Van Kampen Dynamic Credit Opportunities Fund to Invesco Dynamic Credit Opportunities Fund, Invesco Van Kampen High Income Trust II to Invesco High Income Trust II, Invesco Van Kampen Municipal Opportunity Trust to Invesco Municipal Opportunity Trust, Invesco Van Kampen Municipal Trust Invesco Municipal Trust, Invesco Van Kampen Pennsylvania Value Municipal Income Trust to Invesco Pennsylvania Value Municipal Income Trust, Invesco Van Kampen Senior Income Trust to Invesco Senior Income Trust, Invesco Van Kampen Senior Loan Fund to Invesco Senior Loan Fund, Invesco Van Kampen Trust for Investment Grade Municipals to Invesco Trust for Investment Grade Municipals and Invesco Van Kampen Trust for Investment Grade New York Municipals to Invesco Trust for Investment Grade New York Municipals;

NOW THEREFORE, the parties hereby agree as follows:

1.	Appendix A to the Agreement is hereby deleted in their entirety and replaced with the following:

“APPENDIX A

Invesco Advantage Municipal Income Trust II

Invesco Bond Fund

Invesco California Value Municipal Income Trust

Invesco Dynamic Credit Opportunities Fund

Invesco High Income Trust II

Invesco Municipal Opportunity Trust

Invesco Municipal Trust

Invesco Pennsylvania Value Municipal Income Trust

Invesco Senior Income Trust

Invesco Trust for Investment Grade Municipals

Invesco Trust for Investment Grade New York Municipals”

2.	Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

3.	Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare Trust Company, N. A.		Invesco Van Kampen Closed End Funds

On Behalf of Both Entities:		On behalf of each entity listed in Appendix A, severally and not jointly

By:	/s/ Dennis V. Moccia	By:	/s/ John M. Zerr
Name: Dennis V. Moccia		Name: John M. Zerr
Title: Manager, Contract Administration		Title: Senior Vice President